FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 14, 2008	Vito S. Pantilione, President and CEO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES

STRONG SECOND QUARTER EARNINGS

Washington Township, New Jersey- July 14, 2008- Parke Bancorp, Inc. (Nasdaq: “PKBK”), announced 2008 second quarter earnings of $1.3 million, or $0.31 per diluted share, compared to $1.5 million, or $0.36 per diluted share, for the second quarter of 2007. For the six months ended June 30, 2008, net income was $2.6 million, or $0.63 per diluted share, compared to $2.8 million, or $0.67 per diluted share, for the comparable 2007 period. All prior period earnings per share information have been adjusted to reflect the 15% stock dividend paid in the second quarter of 2008. The 2007 earnings were favorably impacted by the pre-tax gain of $205,000 on the second quarter sale of a repossessed property.

Total assets of $528.5 million at June 30, 2008 represented an increase of $67.7 million, or 15%, from $460.8 million at December 31, 2007 and an increase of $107.7 million, or 26%, from $420.8 million at June 30, 2007. Robust loan growth primarily accounted for the increase as well as an increase in the investment portfolio. Total loans of $466.4 million at June 30, 2008 grew from $408.4 million, or 14%, at December 31, 2007 and from $372.4 million, or 25%, at June 30, 2007. The increase in total loans occurred primarily in commercial real estate loans reflecting continued strong business development. Investment securities were $38.4 million at June 30, 2008 compared to $32.2 million at December 31, 2007. Investment securities at June 30, 2007 were $30.2 million.

Total deposits of $432.2 million at June 30, 2008 grew from $379.5 million at December 31, 2007 and from $341.8 million at June 30, 2007 for increases of 14% and 26%, respectively. The increase was primarily driven by growth in time deposits and money market accounts. Borrowings were $54.0 million at June 30, 2008 compared to $40.3 million at December 31, 2007 and $41.6 million at June 30, 2007. The Bank increased its borrowings from the Federal Home Loan Bank by $13.7 million in the second quarter of 2008 to assist in funding the loan growth. At June 30, 2008, total stockholders’ equity amounted to $38.0 million compared to $36.4 million at December 31, 2007 and $33.6 million at June 30, 2007.

Net interest income of $4.1 million for the quarter ended June 30, 2008, increased by $330,000, or 9%, from the comparable quarter of 2007. For the six months ended June 30, 2008, net interest income of $8.1 million increased by $722,000, or 10%, for the comparable period of 2007. Growth in the commercial real estate loan portfolio was the major contributor to the increase in net interest income for both the current quarter and first six months of 2008 relative to the comparable periods of 2007. During the past nine months the Federal Reserve has reduced the fed funds rate by 325 basis points. Consequently, the Company’s net interest margin has declined by 58 basis points and 59 basis points for the three and six months ended June 30, 2008, respectively, from the corresponding periods ended June 30, 2007.

Interest income for the second quarter of 2008 increased $791,000, or 10%, to $8.9 million from the comparable quarter of 2007. Interest income for the first six months of 2008 increased $2.2 million, or 15%, to $17.8 million from the comparable period in 2007. However, the average yield on earning assets decreased to 7.07% from 8.27% for the second quarter of 2007. The average yield on earning assets decreased to 7.29% from 8.23% for the first half of 2007. The increase in interest income was due primarily to the continued growth in the loan portfolio. The decline in the average yield was mainly due to the re-pricing of a significant portion of prime-based commercial loans. Average loan outstandings of $456.2 million in the second quarter of 2008 rose by $93.3 million, or 26%, from the comparable quarter of 2007. Average loan outstandings of $440.2 million for the first two quarters of 2008 rose by $92.9 million, or 27%, from the comparable period of 2007.

Interest expense of $4.8 million increased by $461,000, or 11%, for the second quarter of 2008 compared to $4.4 million for the second quarter of 2007. Interest expense for the six months ended June 30, 2008 increased by $1.6 million, or 19%, to $9.8 million compared to $8.2 million for the six months ended June 30, 2007. In order to fund the Company’s asset growth, average interest-bearing liabilities increased $106.0 million, or 30.0% in the second quarter of 2008 to $459.0 million from the comparable period in 2007. For the first half of 2008, average interest-bearing liabilities were $443.4 million, an increase of $104.7 million, or 31%, from $339.7 million for the comparable period in 2007. The average rate paid on interest-bearing liabilities, which is mainly comprised of interest-bearing deposits, declined at a slower pace due to competitive pricing by other financial institutions. The average rate declined to 4.23% for the three months ended June 30, 2008, from 4.96% for the three months ended June 30, 2007. The average rate for the first two quarters of 2008 was 4.44% compared to 4.89% for the first two quarters of 2007.

The provision for loan losses amounted to $564,000 for the second quarter of 2008 as compared to $210,000 for the comparable quarter of 2007. The provision for loan losses for the six months ended June 30, 2008 amounted to $924,000 versus $710,000 for the comparable period of 2007. The allowance for loan losses amounted to 1.42% of total gross loans at June 30, 2008 as compared to 1.40% of total gross loans at December 31, 2007 and June 30, 2007. Total nonaccrual loans were $1.7 million at June 30, 2008 compared to $805,000 at December 31, 2007. Total nonaccrual loans were $4.3 million at June 30, 2007.

For the second quarter of 2008, noninterest income decreased by $149,000 to $195,000 as compared to the comparable period in 2007. This decrease was mainly related to a pre-tax gain of $205,000 on the sale of a repossessed property in the second quarter of 2007. Additionally, in the second quarter of 2007 losses on the sale of securities amounted to $15,000. No investments were sold in the second quarter of 2008. For the six months ended June 30, 2008, noninterest income amounted to $479,000, which represented a decrease of $391,000 from the comparable period of 2007. The gain on the sale of a repossessed property noted above coupled with insurance reimbursements associated with repossessed assets reported in the first quarter of 2007 accounted for the year-over-year reduction.

Non-interest expense for the second quarter amounted to $1.7 million, an increase of $241,000, or 16%, above the comparable quarter of 2007. For the six months ended June 30, 2008, noninterest expense amounted to $3.4 million, which was $486,000, or 16%, above the comparable period of 2007. The rise in non-interest expenses for the current quarter and six month period were attributable to additional staffing, annual merit increases and higher cost fringe benefits, increased FDIC insurance expense related to higher assessment rates for member banks that began in July of 2007, increased legal expense and the new loan production office in Havertown, Pennsylvania that was opened in the third quarter of 2007.

Vito S. Pantilione, President and CEO for Parke Bancorp, Inc. noted “The continued deterioration of the economy and the banking industry has put increased pressure on growth and profitability. Our consistent strong asset and profitability growth is a reflection of the credit quality of our loan portfolio and the hard work of our employees. Sustained control of our expenses and our focus on monitoring our loan portfolio have been key factors in our bank’s ability to meet today’s banking industry and economic challenges.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. In addition, Parke Bank opened a new loan production office in Havertown, Pennsylvania in 2007. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

SELECTED FINANCIAL CONDITION DATA

	June 30, 2008	December 31, 2007	% Change
	(in thousands)	(in thousands)
Total assets	$528,496	$460,795	14.7%
Cash and cash equivalents	11,667	9,178	27.1%
Investment securities	38,425	32,238	19.2%
Loans receivable, net	459,720	402,683	14.2%
Deposits	432,191	379,480	13.9%
Borrowings	54,008	40,322	33.9%
Stockholders’ equity	38,033	36,417	4.4%

SELECTED FINANCIAL RATIOS

	2nd Quarter	2nd Quarter	Six Months Ended	Six Months Ended
	2008	2007	June 30, 2008	June 30, 2007
Return on average assets	1.00%	1.45%	1.03%	1.41%
Return on average equity	13.73%	17.80%	13.82%	17.05%
Interest rate spread	2.84%	3.31%	2.85%	3.34%
Net interest rate margin	3.26%	3.84%	3.29%	3.88%
Efficiency ratio	39.72%	35.63%	40.30%	36.00%

SELECTED OPERATIONS DATA

	2nd Quarter	2nd Quarter	Six Months Ended	Six Months Ended
$ in thousands	2008	2007	June 30, 2008	June 30, 2007

Interest and dividend income	$8,949	$8,158	$17,837	$15,577
Interest expense	4,825	4,364	9,782	8,244
Net interest income	4,124	3,794	8,055	7,333
Provision for loan losses	564	210	924	710
Net interest income after
provision for loan losses	3,560	3,584	7,131	6,623
Non-interest income	195	344	479	870
Non-interest expense	1,715	1,474	3,439	2,953
Income before income taxes	2,040	2,454	4,171	4,540
Provision for income taxes	746	972	1,578	1,781
Net income	1,294	1,482	2,593	2,759

Basic income per share	0.35	0.41	0.70	0.76
Diluted income per share	0.31	0.36	0.63	0.67

Weighted shares – basic	3,736,418	3,638,513	3,718,193	3,624,110
Weighted shares – diluted	4,163,040	4,159,768	4,148,980	4,141,889

ASSET QUALITY DATA

	June 30,	December 31,
	2008	2007
	(in thousands)	(in thousands)
Allowance for loan losses	$6,638	$5,706
Percentage of allowance for
loan losses of total loans	1.42%	1.40%
Non-accrual loans	$1,685	$805
Repossessed assets	$325	$400